SHARE PURCHASE AGREEMENT

Relating to the shares of DSIT Solutions Ltd.

By and among:

Acorn Energy, Inc.

a company incorporated in Delaware;

as Seller

and

Danbel Holdings Ltd.

A company incorporated under the laws of the State of Israel

M.N. Wasserman Ltd.

A company incorporated under the laws of the State of Israel as Purchaser

Dated as of January 18, 2018

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into on and as of this 18 day of January 2018, by and among Acorn Energy, Inc., a company organized under the laws of Delaware (the “Seller”) of the first part; and Danbel Holdings Ltd., a company organized under the laws of the State of Israel and M.N. Wasserman Ltd., a company organized under the laws of the State of Israel (jointly, the “Purchaser”) of the second part; (the Seller and the Purchaser shall each be referred to hereinafter as a “Party” and collectively as the “Parties”).

RECITALS:

WHEREAS	The Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Seller certain shares of DSIT Solutions Ltd., a company organized under the laws of the State of Israel, company number 511872418, all upon the terms and subject to the conditions of this Agreement;

WHEREAS	the Parties desire to delineate their mutual rights and obligations in relation to the purchase of Company shares by Purchaser from the Seller;

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1. Preamble; Schedules and Exhibits; Interpretation and Definitions

1.1.	The preamble and Schedules to this Agreement and the Exhibits attached hereto constitute integral parts hereof. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail.

1.2.	Section headings have been included in this Agreement for convenience of reading only and shall not be used in the interpretation thereof and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

1.3.	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; any gender shall include the other and neuter genders, and vice versa; the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; the use of the word “or” shall not be exclusive; and except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

1.4.	Each of the Parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by the Transaction Agreements, and that it was represented by legal counsel in the negotiation, execution and delivery thereof. Accordingly, and based on the foregoing facts, among other factors, each Party acknowledges and agrees that, for purposes of interpreting the Transaction Agreements, no party has had any preference in the design of the provisions of the Transaction Agreements (within the meaning of Section 25(b1) of the Israeli Contracts Law (General Part), 1973 (as amended).

1.5.	Certain capitalized terms used in this Agreement have the following meanings:

“Affiliate”	shall mean, with respect to any specified Person, any other Person who, directly or indirectly or through one or more direct or indirect intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” as used herein means the direct or indirect ownership of at least majority of equity rights in a Person, or the possession, directly or indirectly, of the power to direct the management and policies of an entity whether through the ownership of voting securities, Contract or otherwise.

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“Amended Articles”	shall mean the Company’s amended Articles of Association which shall be in effect immediately upon the Closing, the form of which is attached as Exhibit A hereto.
“Assignors”	shall mean as defined in Section 4.9.4.
“Board”	shall mean the Company’s board of directors.
“Business Day”

shall mean any day other than a Friday, a Saturday, a Sunday or a day on which the banking institutions in Israel and the USA are authorized by Legal Requirement or by a Governmental Authority Order to be closed.

“Cap Table”	shall mean as defined in Section 4.3.2.
“Claim Notice”	shall mean as defined in Section 9.9.2.
“Claimed Amount”	shall mean as defined in Section 9.9.2.
“Closing”	shall mean as defined in Section 2.4.
“Closing Date”	shall mean as defined in Section 2.4.
“Company Intellectual Property”	shall mean the Intellectual Property that is used or is necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
“Company Products”	shall mean as defined in Section 4.9.1.
“Company Source Code”

shall mean, collectively, all software source code, specifications and designs and all material proprietary information and algorithms contained in or relating to any software source code, specifications or designs, of any Company Intellectual Property.

“Contested Amount”	shall mean as defined in Section 9.9.4.
“Contract”

shall mean any agreement, contract, promise, practice, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, binding open bids and RFIs, RFPs and the like, power of attorney, certificate, purchase order, work order, insurance policy, employee plan, commitment, covenant, assurance or undertaking of any nature, regardless of whether the same is reduced to writing or is evidenced by any written instrument, or in any other media.

“Damages”

shall include (without duplication) any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees, expert fees, accounting fees or advisory fees), charge, cost (including costs of investigation or defending and enforcing rights under this Agreement) or reasonable expense of any nature, and diminution in value of the Purchased Shares, arising from any indemnifiable event described in Section 9.

“Disclosure Schedule”	shall mean as defined in Section 3.
“Dispute Period”	shall mean as defined in Section 9.9.4.
“Documents of the Purchaser”	shall mean as defined in Section 8.4.
“Documents of the Seller”	shall mean as defined in Section 7.7.
“Employees”	shall mean employees or persons who are consultants to the Company (including those acting through manpower companies) exercising duties on a basis equivalent to that of employees.
“Encumbrance”	shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, third party right, condition or restriction of any nature.

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“Entity”

shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company, firm or other enterprise, association, organization or entity.

“Environmental Laws”

shall mean any Legal Requirement or any agreement with any Governmental Authority, relating to human health and safety, the environment or to Hazardous Substances, including, but not limited to, to the extent applicable, the Israeli Packaging Law, 5771-2011, the European Union Directive on Waste Electrical and Electronic Equipment in Europe and each state’s Electronic Waste Recycling Act in the United States and other Legal Requirements relating to the recycling of electronic waste.

“Environmental Permits”

Shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company and/or the Company Subsidiaries as currently conducted or as proposed to be conducted.

“Escrow Agent”	Shall mean ESOP Management and Trust Services Ltd. or such other entity selected by the Purchaser and the Seller to act as escrow agent under the Escrow Agreement.
“Escrow Agreement”	Shall mean the escrow agreement by and among the Purchaser, the Seller and the Escrow Agent in the form of Exhibit O attached hereto.
“Financial Statements”	shall mean as defined in Section 4.17.
“Fully Diluted Basis”

shall mean, with respect to any class of capital stock of the Company and without repetition, all issued and outstanding shares of such capital stock, as well as all shares of such class of capital stock issuable upon conversion, exercise or exchange of all issued and outstanding securities convertible, exercisable or exchangeable for shares of such class of capital stock, all such shares of capital stock reserved for issuance pursuant to outstanding grants under any share purchase or share option plan adopted by the Company, and all contractual obligations of the Company to issue any of the above.

“Governmental Authority”	shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, provincial, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, office holder, official, representative, organization, unit, body or Entity and any court, tribunal or judicial or arbitrative body); (iv) multi national organization or body; or (v) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature having jurisdiction over Seller or the Company, respectively.

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“Hazardous Substances”

shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Legal Requirement relating to human health and safety, the environment or any of the foregoing substances.

“Indemnitee”	shall mean any of the following Persons: (a) Purchaser; (b) the respective successors and assigns of the Purchaser; and (c) Purchaser’s Representatives.
“Initial Purchase Price”	shall mean as defined in Section 2.1.
“Intellectual Property”

shall mean any patent or patent application for an invention (together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), identifying mark in which a party asserts trademark rights (whether registered or unregistered and whether or not relating to a published work), registration or pending application for registration of a trademark, name used as a trade name of a Party, name used as a fictitious business name by a Party, service mark of a Party (whether registered or unregistered), registration or pending application for registration of a service mark, and any goodwill associated with any of the foregoing, any work with respect to which a Party asserts copyright rights (whether registered or unregistered), registration or pending application for copyright registration of a work (including any renewals thereof), any work with respect to which a Party asserts maskwork protection, application for registration of a maskwork, domain name registration) all trade secrets and corresponding rights in confidential information and other non-public information (whether or not patentable), including confidential business information, pricing and cost information, research and development information, inventions, invention disclosures, unpatented blueprints, know-how, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, proposals and technical data, business and marketing plans, market surveys, market and customer lists and information, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications or any other intellectual property or proprietary right, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; all – in any jurisdiction.

“Knowledge”	An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. Seller’s “Knowledge” is the “Knowledge” of its directors, officers and Employees, and shall include actual knowledge of any of the individuals nominated by Seller to the Company’s board of directors and/or of Mr. Michael Barth. The Company’s Knowledge shall include actual Knowledge of any of the following senior Company officers: Benny Sela, Michael Barth, Dan Ben-Dov, Ran Avgar, Meir Hahami,Yitshak Peery and Doron Karpel.

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“Legal Requirement”

shall mean any Israeli (state, provincial, local, municipal), U.S. federal, state, provincial, local, municipal, European Union, European Community to the extent that any of the above have jurisdiction over the Seller or the Company, respectively, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, Order, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Loan Agreement”

shall mean, the loan agreement dated June 1, 2015 between the Seller and the Company (and as amended from time to time), according to which the Company has extended to the Seller loans which together with accrued interest thereon (in respect of the part of the loan that bears interest) and other financial obligations of the Seller to the Company, aggregates to a currently outstanding aggregate sum of approx. USD 1,600,000 (one million six hundred thousand United States dollars).

“Material Adverse Effect”

shall mean any change, event, circumstance, occurrence, effect, development or circumstance that, when taken individually or together with any other adverse events, is or would reasonably be expected to be materially adverse to (i) the business, assets (including intangible assets), liabilities (contingent or otherwise), capitalization, results of operations, prospects, condition (financial or otherwise) of the Company, or (ii) the ability of the Seller to timely perform its obligations under the Transaction Agreements or to consummate the transactions contemplated thereunder.

“Material Contracts”

shall mean, Contracts to which the Company is a party, which involve (a) obligations (contingent or otherwise) of, or payments to, the Company in excess of USD 750,000, (b) the license of or granting of any other rights in or to any Intellectual Property to or from the Company, other than licenses with respect to off-the-shelf software or standard customer terms of service and privacy policies for Internet sites, (c) the grant of rights to manufacture, produce, assemble, license, market, or sell Company Products to any other Person, or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell Company Products worldwide, or (d) indemnification by the Company with respect to infringements of proprietary rights.

“Open Source Materials”

shall mean software generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including any software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), or any other license that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Order”	shall mean any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority that is, has been entered into in connection with any Proceeding.

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“Ordinary Course of Business”

An action taken by or on behalf of the Company shall be deemed to have been taken in the “Ordinary Course of Business” where: (i) such action is recurring in nature and magnitude, is consistent with the Company’s past practices and is taken in the ordinary course of the Company’s normal day to day operations; and (ii) such action is not required to be authorized by the Company’s directors or shareholders and does not require any other separate or special authorization of any nature.

“Ordinary Shares”	shall mean ordinary shares of the Company, of NIS 0.01 par value each.
“Permits”	shall mean as defined in Section 4.23.
“Person”	shall mean any individual, Entity or Governmental Authority.
“Proceeding”

shall mean any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authorization or any arbitrator or arbitration panel or any other person or entity.

“Purchased Shares”	shall mean as defined in Section 2.1.
“Representatives”	shall mean a Party’s officers, directors, Employees, designated agents, attorneys, accountants and retained advisors.
“Response Notice”	shall mean as defined in Section 9.9.4.
“Stipulated Amount”	shall mean as defined in Section 9.9.6.
“Tax”

shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, escheat, unclaimed property, franchise, profits, inventory, capital share, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any similar kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a); and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor liability, operation of law or otherwise.

“Third Party Claim”	shall mean as defined in Section 9.8.
“Transaction Agreements”

shall mean the Agreement and all other agreements and ancillary documents and instruments executed or delivered in connection therewith and all Exhibits and Schedules thereto, including, without limitation, the Amended Articles.

“Willful Breach”	a “Willful Breach” of a covenant or any other obligation of any Party to the Transaction Agreements shall be deemed to have occurred if such Party, or any director, officer or Employee of such Party, takes any action or fails to take any action, in each case with the actual knowledge that such action or inaction may reasonably constitute a breach of such obligation or covenant.

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2. The Transactions

Upon and subject to the Closing, the following transactions (the “Transactions”) shall take place, all of which shall be deemed to take place simultaneously and none of which shall be deemed to have been completed until all such actions have been completed:

2.1.	Sale of Shares to Purchaser. Subject to the terms and conditions set forth in this Agreement, the Seller shall sell, assign, transfer and deliver to Purchaser 900,719 (nine hundred thousand, seven hundred and nineteen) Ordinary Shares of the Company representing in the aggregate 41.15% of the issued and outstanding Ordinary Shares of the Company on a Fully Diluted Basis (the “Purchased Shares”), free and clear of all Encumbrances, and with the benefit of all rights of whatsoever nature attaching or accruing to such Purchased Shares, including rights to any dividends and distributions declared, paid or made in respect of such Purchased Shares on or after the date of this Agreement, and Purchaser will purchase such Purchased Shares from the Seller, all upon the terms and subject to the conditions set forth in this Agreement.

2.2. Purchase Price. In consideration of the Purchased Shares, the Purchaser shall:

2.2.1.	Subject to the terms and conditions set forth in this Agreement, in consideration for the Purchased Shares, Purchaser shall pay to Seller or on its behalf an amount of USD 5,800,000 (five million, eight hundred thousand United States dollars) (the “Initial Purchase Price”) in accordance with the following:

2.2.1.1.	Purchaser shall assume USD 1,600,000 of obligations of Seller to the Company under the Loan Agreement and/or other financial obligations of Seller to the Company (the “Final Loan Balance”) and Seller shall receive a credit in such amount against Seller’s obligations to the Company, and such assumed obligation shall be payable by the Purchaser to the Company in accordance with the terms of Purchaser Debt Documents in the form of Exhibit B hereto;

2.2.1.2.	An amount of NIS 1,359,017 (one million, three hundred and fifty nine thousand, and seventeen New Israeli Shekels, in accordance with the relevant exchange rate at the Closing) (the “ITA Payment”), which has been advanced by the Company to the ITA on account of Seller’s tax obligations deriving from the transactions hereunder, shall be paid by way of a wire transfer of readily available funds in New Israeli Shekels to the Company’s bank account, details of which shall be given to Purchaser at least 3 (three) Business Days prior to the Closing;

2.2.1.3.	The remaining balance of the Initial Purchase Price, after deduction of: (i) the Final Loan Balance and (ii) the ITA Payment, shall be paid to the Seller on the Closing Date, by way of a wire transfer of readily available funds in United States Dollars to the Seller’s bank account, details of which shall be given to Purchaser at least 3 (three) Business Days prior to the Closing.

2.2.2.	Subject to and following the occurrence of the following terms and conditions and in accordance therewith, Purchaser shall pay to the Seller an additional amount of USD 500,000 (five hundred thousand United States dollars) (the “Additional Purchase Price”) as set forth below:

2.2.2.1.	The Company shall have received payments in an aggregate amount of at least USD 500,000 (five hundred thousand United States dollars) on orders for the purchase of a fiber optic system for monitoring pipelines in one of the territories specified in Schedule 2.2.2 hereto (the “Project”) within 3 years from the Closing Date; and

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2.2.2.2.	Payments actually received by the Company pursuant to the Project within three years from the occurrence of the above-mentioned event, amount to at least USD 5,000,000 (five million United States dollars) (including the amount mentioned in Section 2.2.2.1 above). Purchaser shall provide Seller with notice of its entitlement to the Additional Purchase Price within 7 (seven) Business Days following receipt of the applicable revenues and subject to Section 2.2.2.3 below, make payment of the Additional Purchase Price to Sellers bank account details of which shall be given to Purchaser at least 3 (three) Business Days prior to the expiration of the said 7 (seven) Business Days. Purchaser shall respond on a timely basis to Seller’s reasonable requests from time to time for information as to the status of the Project and payments thereunder.

2.2.2.3.	In the event the Additional Purchase Price is payable prior to the lapse of 20 months from the Closing Date, Purchaser make payment thereof to the Escrow Agent rather than to the Seller and such payment shall constitute the Escrow Amount.

2.2.2.4.	Escrow Fund. Subject to the provisions set forth above, Purchaser shall deliver to the Escrow Agent the Escrow Amount to be held by the Escrow Agent pursuant to the Escrow Agreement (together with all income and interest earned or accrued thereon, the “Escrow Fund”) until the expiration of 20 months from the Closing Date (the “Escrow Period”). The Escrow Fund will be available to secure the indemnification obligations of the Seller pursuant hereto, and shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

2.3.	Tax. All payments made by Purchaser and the Escrow Agent to the Seller and the Company hereunder are deemed inclusive of all Taxes levied or imposed upon or in connection with the Purchased Shares. The Seller or the Company (as applicable) shall provide Purchaser or the Escrow Agent (as applicable) with a valid tax receipt, upon receipt of each payment pursuant to this Agreement. Notwithstanding the abovementioned, Purchaser may withhold from any payment made to the Seller and/or the Company, any Tax or other amount as Purchaser and the Escrow Agent may be required to withhold pursuant to Legal Requirements, and in such case, such amount shall be considered as being paid to the Seller and/or the Company hereunder and Seller and/or the Company will not be entitled to any additional payment or gross-up from the Purchaser.

2.4.	Closing.

2.4.1.	Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”), shall take place via electronic exchange of the executed Transaction Agreements, by no later than 7 Business Days following the satisfaction of all closing conditions in Section 7 and Section 8hereof or such other date, as the Parties shall mutually agree (the “Closing Date”), provided that all of the conditions to Closing set forth in Section 7 and Section 8 have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or waiver by the relevant party, at the Closing of all conditions to the Closing set forth in Section 7 and Section 8). The Parties will exchange (or cause to be exchanged) at the Closing the agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each party under the terms of this Agreement and the Transaction Agreements, including as specified in this Section 2.4.

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2.4.2.	At the Closing, Purchaser shall deliver to Seller and Seller shall accept:

2.4.2.1.	the Initial Purchase Price, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Purchaser at least Three (3) Business Days prior to the Closing Date;

2.4.2.2.	all Documents of the Purchaser and each Transaction Agreement to which Purchaser is a party, duly executed on behalf of Purchaser;

2.4.2.3.	such other deeds, assignments, certificates of title, documents, other instruments of transfer and conveyance and such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, duly and executed by Purchaser.

2.4.3.	At the Closing, Seller shall deliver to Purchaser:

2.4.3.1.	all Documents of the Seller and each Transaction Agreement to which Seller is a party, duly executed on behalf of Seller or the relevant party;

2.4.3.2.	such other deeds, assignments, certificates of title, documents, other instruments of transfer and conveyance and such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, duly executed by Seller.

2.4.4.	In the event that the Closing does not occur on or before March 31, 2018 through no fault of either Party hereto, then unless agreed otherwise by the Parties in writing, this Agreement shall be null and void and neither Party shall have any claim, demand or assertion of any kind or nature towards the other Party in connection with this Agreement.

3. Representations and Warranties of the Seller relating to this Agreement and the Purchased Shares.

The Seller hereby represents, warrants and undertakes to Purchaser, and acknowledges that Purchaser is entering into the Transaction Agreements in reliance thereon that the following representations and warranties are true and complete as of the date hereof:

3.1.	Organization, Corporate Power and Qualification. Such Seller is a company organized under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the transactions and perform its obligations contemplated thereby.

3.2.	Authorization; Binding Agreement. All corporate action on the part of the Seller necessary for the authorization, execution, delivery and performance of all its obligations under the Transaction Agreements (to which it is a party) has been (or will be) taken prior to or at the Closing. The Transaction Agreements (to which such Seller is a party) will be at or prior to the Closing duly and validly executed and delivered by such Seller and when executed and delivered by or on behalf of the Seller, shall constitute the valid and legally binding obligations of the Seller, legally enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3.	Consents and Filings; Non Contravention.

3.3.1.	Other than as mentioned in Schedule 4.5.2 and Schedule 4.5.3, no consent, approval, Order, license or authorization of, notice to, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of the Seller in connection with the valid execution, delivery and performance of the Transaction Agreements or the consummation of the transactions contemplated thereby.

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3.3.2.	The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby will not result in any violation of, be in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any provision of the Seller’s Articles of Association (or equivalent charter documents in its jurisdiction), or of any Contract, Order, license or permit to which such Seller is a party or by which it or any of its property is bound, or, of any provision of any Legal Requirement applicable to the Seller, its assets or its business.

3.4.	Title and Ownership. Other than as disclosed on Schedule 3.4, the Seller is the record and beneficial owner of the Purchased Shares, which constitute all of Seller’s shares in the Company, and has good, valid and marketable title to the Purchased Shares, which are fully paid, non-assessable and, free and clear of all Encumbrances. Other than as set forth in Schedule 3.4 to this Agreement, the Seller is not (i) a party to any option, warrant, purchase right or other Contract that could require the Seller to sell, transfer or otherwise dispose of any of the Purchased Shares; nor is it (ii) a party to any voting trust, proxy or other agreement or understanding with respect to any Purchased Shares. Upon payment of the Initial Purchase Price pursuant to Section 2.1 above, the Seller shall transfer to Purchaser good, valid and marketable title to the Purchased Shares, free and clear of all Encumbrances.

3.5.	Litigation. There is no and there has been no Proceeding pending or, to the Seller’s Knowledge and the Knowledge of Employees or representatives of the Company, currently threatened against the Seller that questions the validity of the Transaction Agreements or the right of the Seller to enter into them, or its obligations to consummate the transactions contemplated thereby; nor to the Knowledge of the Seller is there any basis for the foregoing. The Seller is not a party to and is not named as subject to the provisions of any Order of any Government Authority.

3.6.	Seller’s Current Field of Activity. Seller’s current business activities (whether directly or through any Affiliate) are: (i) pipeline monitoring by a remote cathodic protection (CP) monitoring system, which helps prevent losses associated with pipeline corrosion and other pipeline maintenance products; and (ii) remote monitoring of commercial, industrial and home power generators and compressors as well as other industrial engine and non-engine applications, including engines, motors, turbines, pumps, fire pumps, batteries, pumpjacks, landfill maintenance systems, and annunciators, in either case excluding fiber optics sensing or fiber optics detection, in any manner whatsoever, and/or the processing of any data generated by fiber optics sensing or fiber optics detection (“Seller’s Current Field of Activity”).

4. Representations and Warranties of the Seller relating to the Company.

The Seller hereby represents, warrants and undertakes to Purchaser, and acknowledges that Purchaser is entering into the Transaction Agreements in reliance thereon, that the following representations and warranties are true, accurate and complete as of the date hereof and as of the Closing date. The disclosure schedule attached as Exhibit D hereto (the “Disclosure Schedule”) shall be deemed to be part of the representations and warranties of the Sellers made hereunder and shall be arranged in sections corresponding to the numbered and lettered Sections and subsections contained in this Section 4, such that the exceptions or disclosures therein shall make explicit references to the particular representation(s) or warranty(ies) as to which they are made (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures, in which case the same shall also relate to such other representations and warranties).

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4.1.	Organization, Corporate Power and Qualification. The Company is a private company duly organized, validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as presently conducted and as proposed to be conducted. The Company has all requisite power and authority to execute and deliver the Transaction Agreements to which it is party and to consummate the transactions and perform its obligations contemplated thereby. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it operates and is required to qualify to do business and be in good standing, except as would not have a Material Adverse Effect. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted or proposed to be conducted. The Company has in full force and effect any and all Permits necessary or required under any Legal Requirement, for the conduct of its business as presently conducted and as planned to be conducted. The current Articles of Association as in effect immediately prior to the adoption of the Amended Articles are attached hereto as Exhibit E and are true, accurate and complete in all respects.

4.2.	Books and Records. To the Seller’s Knowledge, (i) the copy of the minute books of the Company provided to Purchaser contains true, accurate and complete copies of the minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since January 1, 2016 and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes; (ii) the Company duly maintains accurate books, records and minutes of all of its director and shareholder meetings, any equivalent body or any committee thereof; and (iii) the Company has maintained such records at least since January 1, 2002. There has not been any violation of any of the provisions of the Company’s current Articles of Association of the Company and to the Knowledge of the Seller, except as disclosed on Schedule 4.2, the Company has not taken any action that is inconsistent with any formal resolution adopted since January 1, 2013 by its shareholders, board of directors, any equivalent body or any committee thereof.

4.3. Capitalization.

4.3.1.	The authorized capital of the Company consists of 12,140,000 Ordinary Shares of NIS 0.01 par value each, of which 2,188,768 Ordinary Shares are issued and outstanding, of which 900,719 Ordinary Shares are the Purchased Shares to be purchased by Purchaser at the Closing. The Purchased Shares have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable laws.

4.3.2.	There is no plan for the benefit of the Company’s Employees which is in effect and which requires or permits the issuance, sale, purchase, or grant of any shares or securities of the Company or any other securities convertible into, exercisable or exchangeable for or evidencing the right to subscribe for any such shares or securities. Any such plans which existed in the past, and any and all shares, options or rights thereunder, have either been exercised, expired or are null and void.

4.3.3.	A complete and accurate updated capitalization table on a Fully Diluted Basis, reflecting the capitalization status of the Company’s shares (i) immediately prior to the Closing; and (ii) immediately following the Closing; is set forth in Schedule 4.3.3 attached hereto (the “Cap Table”).

4.3.4.	Except as set forth in Schedule 4.3.4, the Seller and, to the Seller’s knowledge, each of the other shareholders identified in the Cap Table as the shareholders of the Company are the lawful owners, beneficially and of record, of all of the issued and outstanding share capital of the Company and of all rights to acquire share capital or securities of the Company, free and clear of any Encumbrance, and do not own any other shares, securities or other rights to subscribe for, purchase or acquire any shares or securities of the Company from the Company or from each other.

4.3.5.	Other than as detailed in the Company’s current Articles of Association:

4.3.5.1.	Other than as set forth in Schedule 4.3.5, there are no preemptive rights, rights of first refusal, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital or securities of the Company and there are no Contracts or binding commitments, written or oral, providing for the issuance of, or the granting of rights to acquire, any share capital or securities of the Company or under which the Company is or may become obligated to issue any of its shares or securities.

4.3.5.2.	Other than as set forth in Schedule 4.3.5, the Company is not a party or subject to or has Knowledge of, any agreement or understanding, written or oral, and to the Seller’s Knowledge there is no agreement or understanding, written or oral, between any third parties, that affects or relates to the shares or securities of the Company.

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4.4.	Authorization; Binding Agreement. All corporate actions on the part of the Company necessary for the authorization, execution, delivery and performance of all its obligations under the Transaction Agreements to which it is a party, have been (or will be) taken prior to or at the Closing. The Transaction Agreements to which the Company is a party will be at or prior to the Closing duly and validly executed and delivered by the Company and when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.5.	Consents and Filings; Non Contravention.

4.5.1.	The Company has received a signed waiver from Rafael Advanced Defense Systems Ltd. with regard to a Right of First Refusal pursuant the shareholders agreement dated April 21, 2016 and the relevant articles of the Company’s current Articles of Association in order to enable the sale of the Purchased Shares to Purchaser. The above-mentioned waiver is attached hereto as Exhibit F.

4.5.2.	Other than as set forth in Schedule 4.5.2 or as shall have been waived and evidence thereof provided to Purchaser by the Closing, the sale by the Seller of the Purchased Shares will not give rise to any third party rights of first refusal, tag-along or similar rights in the Company’s current Articles of Association, or otherwise trigger any provision of the Company’s Articles of Association or to the Knowledge of Seller and/or the Company’s Knowledge any shareholders’ or similar agreement with respect to or affecting the Company that will continue to be in effect after the sale that will prevent or limit the transfer of the Purchased Shares at Closing or cause the Purchaser to be subject to any such agreement or arrangement.

4.5.3.	Other than as set forth in Schedule 4.5.3, no consent, approval, order, license or authorization of, notice to, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of the Company in connection with the valid execution, delivery and performance of the Transaction Agreements to which it is party or the consummation of the transactions contemplated thereby.

4.5.4.	The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby will not result in (i) any violation of, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of the Company’s current Articles of Association or the Amended Articles, or of any Contract, Order, license or permit to which the Company is a party or by which it or any of its property is bound, or, of any provision of any Legal Requirement applicable to the Company, its assets or its business; (ii) the creation of any Encumbrance upon any assets of the Company; (iii) the suspension, revocation, impairment, forfeiture, or non-renewal of any Permit applicable to the Company, its business or operations or any of its assets; or (iv) discontinuation of, or changes in the terms of, any business activity in which the Company is currently engaged or in which it proposes to be engaged.

4.6.	Subsidiaries. Other than as set forth in Schedule 4.6, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

4.7.	Directors and Officers. Immediately prior to the Closing, the directors of the Company are set forth in Schedule 4.7(a) of the Disclosure Schedule. Other than as set forth on Schedule 4.7, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board. The office holders (“Nossei Missra”) as defined in the Israeli Companies Law – 1999 of the Company are set forth in Schedule 4.7(b) of the Disclosure Schedule. All agreements, commitments and understandings, whether written or oral, to which the Company is a party or of which the Seller has Knowledge with respect to any compensation to be provided to any of the Company’s directors or office holders have been fully disclosed in writing to Purchaser. None of the Company’s office holders or person nominated to become such an office holder (i) has been convicted in a criminal Proceeding or is a named subject of a pending criminal Proceeding (excluding minor traffic violations); or (ii) to Seller’s and/or Company’s Knowledge, is or has been subject to any Order relating to any pending Proceeding.

4.8.	Litigation.

4.8.1.	There is no Proceeding pending or, nor has any written or oral threat of any Proceeding been communicated to the Seller or the Company (i) that is against the Company, the Company’s properties and assets, of the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into the Transaction Agreements to which it is party, or its obligations to consummate the transactions contemplated thereby; nor, to the Knowledge of the Seller, is there any basis for the foregoing. Neither the Company, nor, to the Knowledge of the Seller, any of its Employees, is a party or is named as subject to the provisions of any Order of a Governmental Authority (which, in the case of Employees, such as would affect the Company).

4.8.2.	Other than as set forth in Schedule 4.8.2, there is no Proceeding of or against the Company pending or, to the Knowledge of the Seller and/or the Company, threatened or which the Company intends to initiate.

4.8.3.	The representations in this Section 4.8 include, without limitation, Proceedings pending or threatened orally or in writing to the Seller or the Company (or any basis therefor Known to the Seller) involving the prior employment of any of the Company’s Employees (with respect to confidentiality, intellectual property and non-competition), their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Seller has no Knowledge of, does not anticipate, and does not have any basis to believe that any such action, suit, proceeding, hearing, complaint, charge or investigation may be brought or threatened against the Company. [

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4.9.	Intellectual Property.

4.9.1.	Products. Schedule 4.9.1 contains a complete and accurate list (by name and version number) of all products and service offerings, including all software, of the Company that are currently sold, licensed, distributed or otherwise made available to customers, as applicable, or that the Company intends to sell, license, distribute or otherwise make available to customers in the future, including any products or services offerings currently under development, including all works-in-progress and in development (collectively, together with any and all milestones and any developments, deliverables and inventions, work product and inventions embodied in or resulting therefrom, the “Company Products”), and identifies, for each such Company Product, whether the Company provides support or maintenance for such Company Product. The Company has the rights to use all Intellectual Property included in the Company Products, provided that with respect to Company Products that were developed as works for hire or on behalf of third parties, the Company had at the time that such products were delivered, all rights to include in such Company Products the Intellectual Property. The Company solely and exclusively owns all right, title and interest in and to the Company Products (other than the portions of the Company Products that are licensed and disclosed under Schedule 4.9.1), including all the Company Source Code, free and clear of all Liens and other than as is set forth on Schedule 4.9.1, and the Company Products are fully transferable, alienable, licensable and otherwise distributable by the Company without restriction and without payment to any Person or Governmental Authority and the Company has the right to use them without payment to any other Person. The Company has not sold, transferred, assigned or otherwise disposed of any rights or interests therein or thereto.

4.9.2.	Company Intellectual Property. Schedule 4.9.2 of the Disclosure Schedule contains a true, complete and accurate list of all of the Company’s registered Intellectual Property (“Company Owned Intellectual Property”)or Intellectual Property of the Company that is subject to an application for registration,, including, without limitation, any (i) patent, trademark, copyright, domain name or registration which has been issued to the Company with respect to any of the Company Intellectual Property; (ii) pending patent, trademark or copyright application or application for registration which the Company has made with respect to any of the Company Intellectual Property; (iii) each trade name or unregistered trademark used by the Company; and (iv) license, agreement, or other permission which the Company has received from or granted to any third party, with respect to any of the Company Intellectual Property. The Company has delivered or made available to Purchaser correct and complete copies of all such patents, copyrights, trademarks, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

4.9.3.	Development of Company Owned Intellectual Property; Sufficiency. Other than as set forth in Schedule 4.9.3 of the Disclosure Schedule, the Company has developed and owns exclusively the Company Owned Intellectual Property and possesses an exclusive, valid, enforceable, irrevocable, unrestricted, worldwide, perpetual license or right to use, in each case free and clear of any Encumbrance, commissions and royalties, all Company Owned Intellectual Property without any conflict with, or infringement of, the rights (including Intellectual Property rights) of others. The Intellectual Property currently owned or used by the Company in the conduct of its business is sufficient to conduct the business of the Company as now conducted. There are no outstanding options, licenses, agreements, claims, Encumbrances or shared ownership interests of any kind relating to the Company Owned Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property rights of any other Person.

4.9.4.	Created Intellectual Property Properly Transferred to the Company. Each existing and former shareholder of the Company and each of the Employees (including all outsourced employees, consultants, service providers and independent contractors) (collectively, the “Assignors” and each of which, “Assignor”) has duly and validly assigned to the Company all title and interest in the Intellectual Property he or she owns, that are related to or necessary for the Company’s business as now conducted and as presently proposed to be conducted, free and clear of any Encumbrance, whether such title or interest was developed, invented, discovered, derived, programmed or designed before or during the course of his engagement with the Company and all of such has been validly assigned to the Company; and neither the Assignors nor any other party has any interest in or rights to any Intellectual Property assigned by the Assignors, and all Assignors have waived or transferred, as the case may be, the right to exercise or assert moral rights against the Company. No current or former employee or other person has the right to receive any compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law-1967. Each current and former Employee of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered or made available to Purchaser. No current or former Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Employee’s confidentiality agreement entered into with the Company, and the Company is not aware that any of its Employees is in violation thereof.

4.9.5.	Open Source Materials. Except as set forth in Schedule 4.9.5 of the Disclosure Schedule, the Company does not and has not used any Open Source Materials, whether by embedding, integrating or incorporating, bundling or distributing, linking, or otherwise making available, Open Source Materials with or into any of the Company’s products, or for providing any of the Company’s services, in any manner that would (i) require the disclosure or distribution in source code form of any product of the Company; (ii) grant rights to redistribute the Company’s products; (iii) require the grant of patent non-asserts or licensing of any product of the Company for the purpose of making derivative works; (iv) impose any restriction on the consideration to be charged for the distribution of any product of the Company; or (v) create, or purport to create, obligations for the Company with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property. Notwithstanding the foregoing, where the Company has distributed Open Source Materials, the Company has complied in all material respects with attribution and license requirements applicable to such distribution of Open Source Materials.

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4.9.6.	Non-Infringement. The Company, the conduct of its business and the development, manufacture, sale, licensing, provision of the Company Products have not and do not infringe upon or misappropriate, any Intellectual Property of any third party. Neither the conduct of the Company’s business (including without limitation commercialization of a product or service marketed, sold or rendered (or currently proposed to be marketed, sold or rendered) by the Company), nor the development (by or for the Company (whether or not in collaboration with another Person)), manufacture, sale, licensing, provision or use of the Company Owned Intellectual Property or any Company Product, as presently conducted and as presently proposed to be conducted, are (or will be), infringing upon, misappropriating, any Intellectual Property of any third party. The Company is not subject to and has never received any charge, complaint, claim, demand, threat or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third party) and to the Seller’s Knowledge there is no basis for such. To the Seller’s Knowledge, no third party is (or was), infringing upon, misappropriating, or violating any Company Intellectual Property.

4.9.7.	Compliance with Third Party Licenses. The Company has a valid and enforceable license or other right to use, practice and exploit all licensed Company Intellectual Property and all in the manner in which the foregoing Intellectual Property has been used, practiced and exploited, is being used, practiced or exploited or is currently intended to be used, practiced or exploited and the Company is in compliance with all licenses governing third party Intellectual Property utilized in or in connection with any Company Owned Intellectual Property, and the Company Products, including (i) complying with all flow- through provisions of third party licenses (e.g., a requirement to include a specific Copyright notice or disclaimer), (ii) providing adequate attribution as required by any Open Source Materials license, and (iii) any limitations on the scope of license or covenants included in such licenses.

4.9.8.	Protection of Trade Secrets and Company Intellectual Property. The Company has taken all measures to protect the confidentiality and proprietary nature of the Company Intellectual Property and to maintain in confidence in perpetuity all confidential information and trade secrets included in the Company Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Neither the Company nor, to the Sellers’s Knowledge, any other party has breached, is currently breaching or to the Seller’s Knowledge threatening to breach any of such measures or terms. The Company has implemented all reasonable and accepted measures to ensure the physical and electronic protection of their information assets from unauthorized disclosure, use or modification. To the Seller’s Knowledge there has been no breach by any third party of security involving any information assets.

4.9.9.	Source Code Protection. Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code.

4.9.10.	Government Grants; University Involvement. Except as set forth in Schedule 4.9.10 (including specified sums), no (i) government funding or governmental grants; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than shareholders and loans at arms-length terms from financial institutions), was used in the development of the Company Intellectual Property and the Company has complied in all respects with the requirements of any agreements with such entities providing such funding. Except as set forth in Schedule 4.9.10, no Assignor and/or to Seller’s Knowledge no vendor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any Company Intellectual Property were created or during such time that such Assignor and/or vendor was also performing services for or for the benefit of the Company, nor has any such Person created or developed any Company Intellectual Property with any governmental grant.

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4.9.11.	No Material Product Defects. The Company has disclosed to the Purchaser in Schedule 4.9.11 all information relating to any performance or functionality problem or issue with respect to any Company Product which does, or may reasonably be expected to, materially adversely affect the value, functionality or fitness for the intended purposes of the same. The current versions of each of the commercially released Company Products perform the functions described in all applicable published specifications or end user documentation, free of defects, bugs or programming errors that materially and adversely affect the functionality of such Company Products. None of the Company Products contain any code or feature that: (i) intentionally disrupts the operation of any software, firmware, hardware, computer system or network, (ii) permits any Person to access Software or data in an unauthorized manner, or (iii) deletes, damages or corrupts any personal information, data, or communications.

4.9.12.	Compliance with Privacy Laws. The Company has (i) complied in all material respects with its published privacy policies, internal privacy policies and guidelines and all applicable laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information, and (ii) taken commercially reasonable measures, including operational, managerial, physical and technical measures, to ensure that personally identifiable information is protected against loss, damage and unauthorized and unlawful access, use, modification or other misuse. There has been no loss, damage or unauthorized or unlawful access, use, modification or other misuse of personally identifiable information by the Company and, to the Knowledge of the Sellers, their contractors. No Person has made any claim or commenced any written action with respect to loss, damage or unauthorized access, use, modification or other misuse of any information or data by the Company, or any of its employees or contractors and, to the Knowledge of the Seller, there is no reasonable basis for any such claim or action. The Company has at all times made all disclosures to, and obtained any necessary Consents from, users, customers, employees, contractors and other applicable Persons required by Legal Requirements related to data privacy, data protection and data security.

4.9.13.	Information Systems. Schedule 4.9.13 lists all the Software, equipment and information systems (“Information Systems”) that are operated or hosted by an outsourcer or other third-party provider, and the identity and contact information for such third-party provider is disclosed in Schedule 4.9.13. All of the Information Systems depend upon technology or information of third parties (other than the Internet). Such Information Systems are sufficient for the conduct of the business of the Company as currently conducted and as anticipated to be conducted by the Purchaser. The Company uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all such Information Systems and the data stored thereon. The use by the Company of any software or Information Systems does not exceed the scope of the rights granted to the Company with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

4.9.14.	Research and Development Projects. Schedule 4.9.14 contains a list of all material research and development projects currently in progress which are conducted or proposed to be conducted by the Company.

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4.10.	Regulatory Matters, Trade Compliance and Encryption.

4.10.1.	To the extent any Company Product produced, manufactured, marketed or distributed at any time by or on behalf of the Company is being marketed internationally, the Company has obtained all necessary approvals of the required regulatory authorities in the relevant jurisdictions, and such regulatory authorities are listed in Schedule 4.10.1 (collectively, the “Regulatory Authorities”) and is in compliance in all material respects with Legal Requirements relating to the manufacturing, marketing and selling of any of the Company Products. There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Seller’s Knowledge, threatened by the Regulatory Authorities or any other Governmental Authority with respect to any of the Company Products, including any facilities where any Company Products are produced, manufactured, processed, packaged or stored. All filings with and submissions to the Regulatory Authorities and any other Governmental Authority made by the Company with regard to the Company Products were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

4.10.2.	Schedule 4.10.2 contains a true and correct complete list of (i) all communications, filings and submissions (and with respect to non-material communications, filings and submissions, such communications, filings and submissions made within the past 3 years) with the any Regulatory Authority, whether pending or approved, pertaining to products manufactured, marketed, sold or distributed by the Company or which are under development by the Company; and (ii) all inspections of the Company conducted by any Regulatory Authority since January 1, 2014. Except as set forth in Schedule 4.10.2, all requirements of any Regulatory Authority and any Legal Requirement with respect to the maintenance, compilation, filing and obtaining of approval or effectiveness of all documents specified in (i) and (ii) above have been complied with in all respects. Except as set forth in Schedule 4.10.2, there are no unfulfilled outstanding agreements with or commitments to, and no adverse regulatory actions by, any Regulatory Authority with respect to any of the Company Products; and the Company or the Seller have not received any written, or to the Knowledge of the Seller any other information with respect to the initiation, pendency, or threat by any Regulatory Authority of any adverse regulatory action affecting any of the Company Products. The Company has not received any written notice or other written communication from any Regulatory Authority alleging any violation of any laws by the Company. Schedule 4.10.2 sets forth a list of all adverse event reports by or to any Regulatory Authority related to the Company Products.

4.10.3.	Other than as is set forth on Schedule 4.10.3, the Company has conducted its marketing, export and trade in accordance with all Legal Requirements relating to export, import. economic sanctions, restrictive measures and trade compliance (including, without limitations, the Israeli Defense Export Control Law, 2007, the Israeli Order Governing the Control of Commodities and Services (Engagement in Encryption Items), 1974, the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006, the Israeli Trading with the Enemy Ordinance, 1939, or other Legal Requirements related to or governing such matters), including that: (a) the Company has obtained all Consents and/or governmental authorizations required for its marketing, exports and import of the Company Products, the Software and technologies and related services, documentation and Intellectual Property, from any Governmental Authorities necessary for marketing, exporting or importing the same from any country in which any Intellectual Property and/or Company Product or related services are currently marketed, sold, licensed for use or otherwise distributed or for importing the same into any country in which such Company Products are now sold or licensed for use, and all such Consents and/or governmental authorizations are valid, current and in full force and effect; (b) such Consents and/or governmental authorizations (and any and all summaries of the discussions from the relevant Governmental Authorities) are listed on Schedule 4.10.1; all such Consents and/or governmental authorizations throughout the world are in the name of the Company, are valid, current, outstanding and in full force and effect, and the Company is in compliance with the terms of all such Consents and/or governmental authorizations, including the decisions of relevant Governmental Authority; (d) there are no pending or, to the Knowledge of the Seller, threatened claims or Proceedings against the Company with respect to such marketing, export or import Consents and/or governmental authorizations; and (e) there are no actions, conditions or circumstances pertaining to the marketing, export or import transactions of the Company, and to the Knowledge of the Seller, any threats with respect to such matters, that would reasonably be expected to give rise to any claims or Proceeding against the Company or any of its businesses or assets or any of their directors, managers or officers (in their capacity as directors, managers or officers of the Company).

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4.10.4.	No Company Product is subject to any restriction or limitation under Legal Requirements relating to export control, except as disclosed in Schedule 4.10.4.

4.10.5.	No Company Product is registered with or required to be registered with or is otherwise subject to regulation by any applicable Governmental Authority other than Regulatory Authorities.

4.10.6.	The business of the Company, as conducted, and as currently proposed to be conducted (as evidenced by a written instrument or as discussed in any board meeting and reflected in the minutes of the meeting or otherwise actually Known by the Seller and/or the Company), does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted, or requires a Consent or governmental authorization, under Legal Requirements, except as disclosed in Schedule 4.10.6. The Company Products do not contain any encryption or encryption functionality developed by the Company or otherwise used in or called by the Company Products (collectively, “Encryption Items”), except as disclosed in Schedule 4.10.6 (which contains a complete list by Company Product of each such Encryption Item, together with the export control classification information received from the supplier of, or by the Company for, each such Encryption Item). Any Encryption Item listed on such Schedule 4.10.6 which is Open Source Material is indicated as being Open Source Material on such schedule. The Company holds and maintains all Consents and governmental authorizations required for any Encryption Item, or is exempted from such requirement (including, without limitation, from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Order Governing the Control of Commodities and Services (Engagement in Encryption Items), 1974, as amended, or other local or foreign legislation regulating the development, commercialization or export of technology); all such Consents and governmental authorizations are listed on Schedule 4.10.6, and the Company is in compliance with the terms thereof.

4.11.	Contracts.

4.11.1.	To the Knowledge of the Seller, Schedule 4.11.1 of the Disclosure Schedule contains a true, accurate and complete list and description of all Material Contracts, whether oral (in which case a written outline setting forth the terms and conditions of each such oral agreement is included therein, which shall include, inter alia, the counter-party’s identity, product/services to be provided, prices/consideration and payment terms) or written, to which the Company is party or by which it or any of its assets are bound. Each of the Contracts is a legal, valid and binding agreement of the Company, enforceable by or against the Company in accordance with its terms, and in full force and effect, and the Seller does not have any Knowledge that any of the Contracts are not valid and binding agreements of the other parties thereto. The Company has been and is in compliance with, and has not been and is not in any default or breach of any and all of its obligations under any of its Contracts. True and correct copies of all such Contracts (and a summary description of any oral agreements) and all amendments thereto have been made available to Purchaser.

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4.11.2.	To the Knowledge of the Seller, (i) no Person has violated or breached, or declared or committed any default under, any Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Contract; (b) give any Person the right to declare a default under any Contract; or (c) give any Person the right to accelerate the maturity or performance of any Contract; (iii) the Company has not received any notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract; and (iv) the Company has not waived any of its material rights under any Contract.

4.11.3.	To the Knowledge of the Seller, the performance of the Contracts will not result in any violation of or failure to comply with any Legal Requirement.

4.12.	Properties, Assets and Inventory; Absence of Encumbrances.

To the Knowledge of the Seller:

4.12.1.	The Company does not own any real property. The Company has a good and valid leasehold interest in each parcel of real property leased by the Company or used or required for the conduct of its business (the “Company Leased Real Property”). Schedule 0 lists each lease, subleases, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”). The Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto, subject to its respective terms.

4.12.2.	Other than as set forth in Schedule 4.12.2, the Company owns and has good and marketable title to, or a valid license or leasehold interest in, all tangible personal property and assets used by the Company or required for the conduct of its business (the “Assets”). None of the Assets is subject to any Encumbrance, except for mechanic’s, carrier’s, worker’s, material man’s, warehouse man’s, supplier’s, vendor’s or similar Encumbrances arising or incurred in the ordinary course of business with respect to Liabilities that are not yet due and payable.

4.12.3.	Schedule 4.12.3 identifies all material Assets of the Company, including those Assets that are being licensed or leased to the Company or used or required for the conduct of their business (the “Leased Assets”). All Leased Assets are leased pursuant to valid, binding and enforceable Contracts in accordance with their respective terms. The Company is not in default under any such Contract.

4.12.4.	The Assets that are material to the conduct of the business as now being conducted, and as currently proposed to be conducted (as evidenced by a written instrument or was discussed in any board or management meeting), have no material defects, are in good operating condition and repair, ordinary wear and tear excepted, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

4.12.5.	Except as set forth in Schedule 4.12.5, the Assets constitute all of the tangible personal property and assets used or held for use in connection with the businesses of the Company and represent all of the tangible personal property and assets necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted, and the Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of the businesses of the Company as currently conducted and as proposed to be conducted.

4.12.6.	All inventory of the Company, whether or not reflected on the balance sheets delivered as part of the Financial Statement pursuant to Section 4.17 (the “Balance Sheets”), consists of a quality and quantity usable and salable in the ordinary course of the Company’s business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

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4.13.	Warranty Obligations.

4.13.1.	Schedule 4.13.1 sets forth (i) a list of all warranties, guarantees and written warranty policies of the Company in respect of any of the Company Products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the Knowledge of the Seller, threatened dispute, and (iii) the experience of the Company with respect to warranties, guarantees and warranty policies of or relating to the Company’s products and services. True and correct copies of the Warranty Obligations have been made available to the Purchaser prior to the execution of this Agreement. There has not been any material deviation from the Warranty Obligations, and no salesperson, employee or agent of or on behalf of the Company is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations and the balance sheet included in the Financial Statements reflects adequate reserves for Warranty Obligations.

4.13.2.	To the Knowledge of the Seller, Schedule 4.13.2 lists all pending warranty or indemnity claims made by any Person related to the Company Products and services and the general nature of such claims. There is no pending or, to the Knowledge of the Seller, threatened Proceeding for any other product liability, back charge, additional work, field repair or other claims by any Person (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (i) services rendered by the Company, (ii) the sale, distribution, or installation of Software or other products by the Company, or (iii) the operation of the businesses of the Company during the period through and including the Closing Date.

4.14.	Customers and Suppliers.

4.14.1.	To the Knowledge of the Seller, Schedule 4.14.1 sets forth a list of (a) the six largest customers of the Company (which contribution to the Company’s annual revenue is the highest), during the period commencing as of January 1, 2016 and ending on September 30, 2017, and the amount of revenues accounted for by such customers for the twelve month period ending December 31, 2017, as is calculated in accordance with the Management Reports (as defined below)(the “Management Reports”)), and (b) each material supplier of any product or service to the Company. To the Knowledge of the Seller, no such customer or supplier has indicated his dissatisfaction regarding Company’s products or materially reduced or changed the pricing or other terms of its business with the Company, nor has indicated within the past year that it will stop purchasing or supplying products or services from or to the Company, or materially reduce its general volume of purchases or supplies (without regard to normal short-term fluctuations) from or to the Company. To the Knowledge of the Seller, no unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. To the Knowledge of the Seller, no purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

4.14.2.	To the Knowledge of the Seller: (i) no customer has required any refund or other financial benefits due to failure of the Company Products to meet specifications or service standards; and (ii) no Company Product was returned by a purchaser thereof or replaced by the Company nor has the Company received any notice claiming that any Company Product is not in material conformity with applicable contractual commitments or warranties.

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4.15.	Certain Transactions; Related Party Transactions. Except as set forth in Schedule 4.15 of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its shareholders, Employees or to their respective immediate families or to any Affiliate of any of the foregoing, and none of the Company’s shareholders, Employees or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

4.16.	Rights of Registration and Voting Rights. The Company is not under any obligation to register for trading under any securities exchange any of its currently outstanding securities or any securities which may hereafter be issued. To the Seller’s Knowledge, other than as set forth in Schedule 4.16, no shareholder of the Company has entered into any agreements with respect to the voting of share capital of the Company.

4.17.	Financial Statements; Material Liabilities. Set forth in Schedule 4.17A of the Disclosure Schedule are true, complete and accurate copies of the Company’s (i) consolidated audited financial statements (including a balance sheet, income statement and cash flow report) as of and for the year ended December 31, 2016 the “Financial Statements”).; (ii) an unaudited balance sheet, statement of income and cash flows, as at and for the nine months ended September 30, 2017 (collectively, the “Financial Statements) The Financial Statements are true and correct in all material respects and have been prepared in accordance with US GAAP applied on a consistent basis throughout the period indicated therein, except that the unaudited Financial Statements may not contain all footnotes required by US GAAP. The Financial Statements fairly and accurately present in all material respects the financial condition and operating results of the Company as of the dates thereof and for the periods then ended , subject to normal year-end audit adjustments with respect to unaudited Financial Statements, and are consistent with Company’s books and records. Except as set forth in the Financial Statements and current liabilities incurred in the Company’s Ordinary Course of Business since the date of the financial statements mentioned under subsection (ii) above, the Company has no liabilities, debts or obligations, absolute or contingent, including, without limitation, those arising under any Legal Requirement, tort, Contract or otherwise. Schedule 4.17B includes management reports for each of the months of October and November of 2017, which have been prepared in the ordinary course from the Company’s books and records, consistent with past practices of the Company, accompanied by a certificate to that effect from the Vice President for Administration of the Company and the management report for December 2017 and accompanying certificate shall be provided to Purchaser prior to Closing.

4.18.	Absence of Changes. Except as set forth in Schedule 4.18, since December 31, 2016, the Company has operated only in the usual and Ordinary Course of Business, and there has not been:

4.18.1.	any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, individually or in the aggregate, a Material Adverse Effect;

4.18.2.	any damage, destruction or loss, whether or not covered by insurance, adversely affecting the business, assets or properties (including intangible assets), liabilities, condition (financial or otherwise), or results of operations of the Company;

4.18.3.	any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

4.18.4.	any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

4.18.5.	any change to a material Contract by which the Company or any of its assets is bound or subject;

4.18.6.	any material change in any compensation arrangement or agreement with any Employee or shareholder;

4.18.7.	any resignation or termination of employment of any officer or senior employee of the Company ;

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4.18.8.	any loans or guarantees made by the Company to or for the benefit of its Employees, or any members of their immediate families;

4.18.9.	any declaration, setting aside or payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company;

4.18.10.	any sale, assignment, transfer or Encumbrance on any of the Company’s material assets or of any Company Intellectual Property;

4.18.11.	receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

4.18.12.	Any Proceeding filed or otherwise commenced, or, to the Knowledge of the Seller and/or the Company, threatened;

4.18.13.	any other event or condition of any character, that could reasonably be expected to adversely affect the business, assets or properties (including intangible assets), liabilities, condition (financial or otherwise), or results of operations of the Company; or

4.18.14.	any arrangement or commitment by the Company to do any of the things described in this Section 4.18.

4.19.	Tax Returns and Payments. Other than as are set forth in Schedule 4.19 and the Financial Statements, all Taxes and assessments, if any, due and payable by the Company were timely paid. Other than as are set forth in in Schedule 4.19 and the Financial Statements, there are no accrued and unpaid Taxes of the Company which are due, whether or not assessed or disputed. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable tax laws and Legal Requirements. The Company is not currently in default or in arrears with respect to any Tax which the Company was required to pay (whether income tax, capital gains tax, VAT, or otherwise) and it has not received any notice of any claim by any taxing authority and there are no Proceedings now pending or, threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any taxing authority relating any Taxes of the Company.

The Company has duly and timely filed all tax returns required to have been filed by it in any jurisdiction in which it has been required to do so, and all such tax returns are true, complete and correct and have been prepared in compliance with all applicable legal requirements. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

The Seller has made available to the Purchaser (i) complete and accurate copies of all tax returns of the Company (and any predecessor thereof) for the taxable years 2015 and 2016, and the last tax year that is closed for tax purposes (either by a final assessment from the Taxing Authority or due to the lapse of the statute of limitations with respect thereto) is 2012; (ii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor thereof or issued with respect to or relating to any Taxes due from or with respect to the Company); (iii) any closing or settlement agreements entered into by or with respect to the Company with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or positions, and (v) all material written communications to, or received by the Company from, any Governmental Authority including Tax rulings and Tax decisions.

The Company has duly and timely withheld tax at source and transferred such tax to the tax authorities, including with respect to payments to its Employees, if and when it was required to do so. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have an adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or assets. Other than as is set forth on Schedule 4.19, the Company has not received or been subject to any tax ruling or entered into any agreements with, any taxing authority and the Company is not subject to any restrictions or limitations, inter alia, pursuant to Part E2 of the Israeli Tax Ordinance (ITO) or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

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4.20.	Banking Relationships. To the Knowledge of the Seller, Schedule 4.20 of the Disclosure Schedule sets forth a true, complete and accurate list of all banks, financial institutions and any third party in which the Company has an account, credit line or loan facility and the amounts owed to such banks, financial institutions or such third parties, if any, including a list of all Encumbrances on the assets of the Company.

4.21.	Employee Matters. The following representations are made to the Knowledge of the Seller:

4.21.1.	Schedule 4.21.1 sets forth a list of the following details of all Employees, managers, independent contractors, consultants, agents, managers and directors of the Company, including each Employee on leave of absence, disability or workers’ compensation leave, military or family leave or layoff status: name; job title; date of commencement of employment or engagement; whether such Employee is subject to Section 14 Arrangement (and, to the extent such Employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary) and any changes in compensation and such social benefits since January 1, 2016. The Company has performed all obligations required to be performed by the Company towards its Employees, and the Seller has no Knowledge of any default or violation by any Employee with respect to any confidentiality and proprietary information obligations.

4.21.2.	Schedule 4.21.2 sets forth a list of all Employees, managers, independent contractors, consultants, agents, managers and directors of the Company who do not have definitive employment or service agreements or otherwise (as applicable) in writing.

4.21.3.	Other than as set forth in Schedule 4.21.3, the consummation of the Transactions will not (either alone or together with any other event, including a subsequent termination of employment or service), entitle any Employee, service provider or independent contractor of the Company or any Employee of such independent contractor to severance pay (including increased severance payment), retention, bonus or other similar payment from the Company or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any plan of the Company.

4.21.4.	Except as set forth in Schedule 4.21.4, each person providing services to the Company that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such, and the Company does not have any liability, including under or on account of any Contract signed with such person, arising out of the hiring or retention of such person to provide services to the Company, or treating such person as a consultant or independent contractor and not as an Employee.

4.21.5.	Except as set forth in Schedule 4.21.5, the Company is not a party to any collective bargaining Contract or other Contract or arrangement with a labor union or other entity involving any of its Employees, or is not otherwise bound to any applicable extension orders (“tzavei harchava”). The consummation of this transaction will not entitle any third party (including any labor union or labor organization) to any payments under any labor and collective bargaining agreements.

4.21.6.	Except as set forth in Schedule 4.21.6, all Contracts between the Company and any of its Employees can be terminated by the Company upon not more than thirty (30) days’ notice. No Employee’s or Service Provider’s employment by the Company requires the Company to obtain any special license, permit or other authorization of a Governmental Authority.

4.21.7.	The Company has complied, and is in compliance with all Legal Requirements relating to employment, wages, hours, overtime, benefits, pensions, payment of social security and similar taxes, withholding and payment of Taxes from compensation of Employees and the payment of premiums and/or benefits under applicable worker compensation laws. All obligations of the Company with respect to statutorily required severance payments have been fully satisfied or have been fully funded by contributions to appropriate insurance funds.

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4.21.8.	Except as set forth in Schedule 4.21.8, no member of the senior officers of the Company: (i) intends to terminate his or her employment or engagement for the benefit of the Company; or (ii) is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such individual’s duties or responsibilities as an Employee or consultant (as applicable) of the Company or its service providers or (B) the businesses or operations of the Company.

4.22.	Insurance. To the Knowledge of the Seller, Schedule 4.22 of the Disclosure Schedule contains a true, complete and accurate list of the Company’s insurance policies. All insurable assets and activities of the Company have been insured as is customary in the industry, or as required by any relevant Legal Requirement. There is no claim by the Company pending under any of such policies. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums due under such policies have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies. Such policies are in full force and effect. To the Seller’s Knowledge, the Company has not undertaken any action, or omitted to take any action, which could render any such insurance policy void or voidable or which would result in a material increase in the premium for any such insurance policy.

4.23.	Permits. Schedule 4.23 of the Disclosure Schedule contains a true, complete and accurate list of all franchises, permits, licenses, and any similar authority necessary for the conduct of the Company’s business as now being conducted and as presently proposed to be conducted, in any relevant jurisdiction, (“Permits”), except where the impact on the Company’s financial situation of failure to have obtained such permits would not exceed USD 150,000 (one hundred and fifty thousand United States Dollars). The Company has obtained all such Permits, has maintained them in full force and effect, and is not aware of any circumstances that could lead to their rescindment. The Company is not in default under any such Permits.

4.23.1.	Compliance with Laws. The Company has complied with, and is presently in compliance, with, any and all Legal Requirements relating to the operation of its business and the maintenance and operation of its properties and assets (excluding de minimis non-compliance matters). Neither the Company nor the operation of its business is or has been under investigation with respect to, given notice of any violation of, or, to the Seller’s Knowledge, threatened to be charged with any violation of, Legal Requirements or received any written inquiry (or such other inquiry, to the Knowledge of the Seller), regarding the possible violation of, any Legal Requirement. No event has occurred, and no condition or circumstance exists, that will or could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company, or a failure on the part of the Company to comply with or failure of its business and operations to be otherwise in compliance with, any Legal Requirement.

4.23.2.	No Bribery; Money Laundering. Neither the Company nor any Representative or other Person acting on behalf of the Company has at any time, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, or any other anticorruption or anti-money laundering Legal Requirement; (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; or (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (a) favorable treatment in securing business or (b) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above.

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4.24.	Environmental Matters. The Company is, and has at all times been, in compliance with all Environmental Laws and all Environmental Permits, and there are no liabilities of the Company under any such Legal Requirements or any Hazardous Substance in use of the Company and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or any activities of the Company related to Hazardous Substance.

4.25.	Full Disclosure. None of the Transaction Agreements nor any written statement, report or other document referred to by the Seller in the Transaction Agreements contains or will when delivered contain any untrue statement of a material fact and none of the Transaction Agreements nor any related written statement, report or other document referred to therein omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein, in light of the circumstances under which they were provided, not misleading. To the Seller’s Knowledge, there are no material facts or information, individually or in the aggregate, relating to the business, prospects, condition (financial or otherwise), affairs, operations, assets or properties of the Company that have not been disclosed to Purchaser by the Seller and which have had or would reasonably be expected to have a Material Adverse Effect or which would be viewed by a reasonable investor as are reasonably necessary to enable Purchaser to make its investing decision.

5.	Representations and Warranties of Purchaser.

Purchaser hereby represents, warrants and undertakes to the Seller, and acknowledges that the Seller is entering into the Transaction Agreements in reliance thereon that the following representations and warranties are true and complete as of the date hereof:

5.11.	Organization, Corporate Power and Qualification. Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the transactions and perform its obligations contemplated thereby.

5.12.	Authorization; Binding Agreement. All corporate action on the part of Purchaser necessary for the authorization, execution, delivery and performance of all its obligations under the Transaction Agreements (to which it is a party) has been (or will be) taken prior to or at the Closing. The Transaction Agreements (to which Purchaser is a party) will be at or prior to the Closing duly and validly executed and delivered by Purchaser and when executed and delivered by or on behalf of Purchaser, shall constitute the valid and legally binding obligations of Purchaser, legally enforceable against Purchaser in accordance with its terms and applicable law.

5.13.	Consents and Filings; Non Contravention.

5.13.1.	Other than the approval of the Israeli Antitrust Authority, no consent, approval, Order, license or authorization of, notice to, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of Purchaser in connection with the valid execution, delivery and performance of the Transaction Agreements or the consummation of the transactions contemplated thereby.

5.13.2.	The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby will not result in (i) any violation of, be in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any provision of Purchaser’s Articles of Association, or of any Contract, Order, license or permit to which Purchaser is a party or by which it or any of its property is bound, or, of any provision of any Legal Requirement applicable to Purchaser, its assets or its business.

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5.14.	Experience. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the merits and risks of the transactions hereunder.

5.15.	Financial Resources. The Purchaser has or has available to it all financial resources required to meet its obligations hereunder, including its obligation to pay the Initial Purchase Price and the Additional Purchase Price pursuant to the terms herein, and shall furnish such amounts to the Seller or the Escrow Agent (as applicable), pursuant to the terms of this Agreement and in the timeframes prescribed herein, free and clear of any Encumbrances. Purchaser represents that it is fully committed to paying the Additional Purchase Price pursuant to the terms herein.

6.	Affirmative Covenants

6.11.	Operation of the Business of the Company. During the period between signing the Agreement and Closing (the “Pre-Closing Period”), the Seller shall ensure that:

6.11.1.	the Company shall conduct its business and operations in the ordinary Course of Business and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

6.11.2.	the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Company shares or other securities, or repurchase, redeem or otherwise reacquire any Company shares or other securities;

6.11.3.	the Company shall not sell, issue or authorize the issuance of: (i) any Company shares or other security; (ii) any option or right to acquire any Company shares (or cash based on the value of shares) or other security; or (iii) any instrument convertible into or exchangeable for any Company shares (or cash based on the value of shares) or other security; and

6.11.4.	the Company shall not amend or permit the adoption of any amendment to its Articles of Association, or effect or permit the Company to become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction.

6.12.	No Shop/No Talk. Seller covenants and agrees that, until the Closing, it will not, and will cause its directors, officers, employees, shareholders, subsidiaries, affiliates, agents, consultants, advisors and representatives not to, directly or indirectly, (a) solicit, initiate, encourage or facilitate any inquiry or the making of any proposal or offer from any third party relating to any Alternate Transaction (as defined herein); (b) enter into, continue or otherwise participate in any discussions or negotiations relating to any Alternate Transaction; (c) furnish any information to any third party or grant any third party access to its properties, assets, books, contracts, personnel or records in connection with any Alternate Transaction; or (d) enter into any agreement or understanding with any third party with respect to, or otherwise cooperate with, or assist, participate in facilitate or encourage any effort or attempt by any third party to seek to do, any of the foregoing mentioned in subsections (a) - (c) above, or otherwise consummate an Alternate Transaction. As used herein the term “Alternate Transaction” means (i) any sale, disposition or other transfer of, or grant of any other rights in or to, the Purchased Shares or any portion thereof, (ii) any sale of all or any part of the Company’s business, and/or (iii) any other transaction which might conflict with the transaction contemplated hereunder.

6.13.	Non-Competition. The Seller agrees that during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the “Non-compete Period”), it shall not (and shall not take any steps toward or preparations in respect of), directly or indirectly (including through Affiliates), either for itself or for any other Person, own (except for a passive ownership of less than three percent (3%) of the capital stock of a publicly held corporation whose capital stock is traded on a national securities exchange or in the over the counter market), manage, control, participate in, consult with, render services for, permit its name to be used or in any other manner engage in any business or enterprise which is engaged in the design, planning, development, manufacturing, production, supply, integration, customer support and projects of underwater acoustics and fiber optics and any ancillary, supplemental or relevant technologies, in each case, both for the civilian and military markets (including Home Land Security Applications thereof) (the “Field of Business”); provided that the Seller shall be allowed to (i) conduct Seller’s Current Field of Activity (without the use of any technology developed by the Company or of the Company Intellectual Property) , (ii) use fiber optics for transmission of data only, which shall not be sourced by the fiber optics. The aforementioned non-compete undertaking shall apply also to the Seller’s Affiliates. The term “participate” includes any direct or indirect interest in any person, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner.

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6.14.	Non-solicitation towards the Company. During the Non-compete Period, the Seller shall not directly or indirectly through another entity or its Affiliates (i) encourage, induce, solicit or attempt to encourage, induce or solicit any officer or employee of the Company to leave the employ of the Company; (ii) hire or employ any person who was an officer or employee of the Company at any time during the 1 year period immediately prior to the date of this Agreement or during the Non-compete Period; (iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Company with respect to products or services in the Field of Business that have been provided by the Company, are currently being provided by the Company or which the Company is currently in the process of developing; or (iv) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company. The foregoing covenants shall not apply to Mr. Michael Barth and Ms. Polina Ravzin.

6.15.	Filings and Consents. The Seller shall use commercially best efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions set forth in Section 7 to be satisfied on a timely basis. Without limiting the generality of the foregoing, The Seller shall use commercially best efforts to obtain each consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the transactions contemplated by the Transaction Agreements.

6.16.	Ancillary Agreements. Prior to or on the Closing, the Seller shall execute and deliver to Purchaser all agreements and documents set forth in Section 7.7 to be executed by the Company and the Seller or other parties (as the case may be).

6.17.	Notification. The Seller agrees to keep Purchaser informed, on an immediate basis, upon the occurrence of any:

6.17.1.	breach of any of the Seller’s representations, warranties or covenants hereunder;

6.17.2.	events, discussions, notices or changes with respect to any criminal, tax or regulatory investigation or other Proceedings involving (i) the Company or any of its Affiliates; or (ii) the Seller.

6.17.3.	Any circumstances which constitute, or can reasonably be expected to result in, a Material Adverse Effect.

7.	Conditions to Closing of Purchaser

The obligation of Purchaser to purchase the Purchased Shares and to transfer the Initial Purchase Price at the Closing (and any other obligation and/or undertaking by Purchaser hereunder) is subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by Purchaser at its sole discretion:

7.1.	Accuracy of Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall have been true and correct when made, and shall be true and correct in all respects as of the Closing.

7.2.	Performance of Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Seller prior to or at the Closing shall have been performed or complied with by the Seller or any other relevant party, prior to or at the Closing.

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7.3.	Third Party Consents. At the Closing, the Seller shall have secured and obtained all Permits, consents and authorizations that shall be necessary or required lawfully to consummate the Transaction Agreements and the transaction contemplated thereunder, including all corporate resolutions required to implement the proposed transaction.

7.4.	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.5.	No Restraints. No Order preventing the consummation of the transactions contemplated by the Transaction Agreements, or imposing fines, assessments, costs, liabilities or penalties in respect thereof, shall have been issued by any Governmental Authority and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by the Transaction Agreements that makes consummation of such transactions illegal.

7.6.	No Legal Proceedings. No Governmental Authority and no other Person shall have commenced or threatened (or made any determination) to commence any Proceeding challenging any of the transactions contemplated by the Transaction Agreements or seeking the recovery of Damages in connection with any of the transactions contemplated by the Transaction Agreements.

7.7.	Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect (“Documents of the Seller”):

7.7.1.	Resolution of the Seller. A copy of an executed resolution of the Seller, in the form attached hereto as Exhibit G, approving, inter alia, (i) the execution, delivery and performance of the Transaction Agreements to which the Seller is party; and (ii) the transfer of the Purchased Shares to Purchaser.

7.7.2.	Board Resolution of the Company. A copy of an executed resolution of the board of the Company, in the form attached hereto as Exhibit H, approving, inter alia, (i) subject to the approval of the Company’s shareholders, the adoption of the Amended Articles; and (ii) the execution, delivery and performance of the Transaction Agreements to which the Company is party.

7.7.3.	Shareholder Resolution. A copy of an executed written unanimous resolution of the Company’s shareholders, in the form attached hereto as Exhibit I, approving, inter alia, the adoption of the Amended Articles.

7.7.4.	Share Certificates. Validly and duly executed share certificates covering Purchaser’s Purchased Shares, issued in the name of Purchaser in the form to be attached hereto as Exhibit J.

7.7.5.	Share Transfer Deeds. Validly and duly executed share transfer deeds, in the form to be attached hereto as Exhibit K, between the Seller and Purchaser.

7.7.6.	Shareholder Registry. A copy of the Company’s updated registry of shareholders of the Company reflecting the Transfer of the Purchased Shares to Purchaser to be attached hereto as Exhibit B.

7.7.7.	Closing Certificate. A Validly and duly executed certificate signed by the Chief Executive Officer of the Seller, dated as of the date of the Closing, in the form attached hereto as Exhibit L, affirming that the conditions stipulated under Sections 7.1 through 7.6 (inclusive) have been duly satisfied with respect to the Seller.

7.7.8.	Legal Opinion. A legal opinion of Seller’s legal counsel to the Purchaser, in the form to be attached hereto as Exhibit M, dated as of the Closing.

7.7.9.	Notices to the Registrar of Companies. Validly and duly completed notices to the Israeli Registrar of Companies, in the form to be attached hereto as Exhibit N, informing it, inter alia, of (i) the transfer of the Purchased Shares; (ii) the restatement of the Company’s current Articles of Association with the Amended Articles; and (iii) the termination of tenure of the member of the board of the Company appointed by Seller and the individual shareholders and replacement by the board members as Purchaser shall notify the Company in writing.

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7.7.10.	Escrow Agreement. The Escrow Agreement executed by the Seller and the Escrow Agent, attached hereto as Exhibit O;

7.7.11.	Resignation letters. Signed resignation letters of the members of the board of the Company appointed by Seller and the individual shareholders (i.e. Christopher Clouser, Jan Loeb and George Morgenstern) attached hereto as Exhibit P.

7.7.12.	Purchaser Debt Documents. A copy of executed Purchaser Debt Documents, in the form attached hereto as Exhibit B.

7.7.13.	Rafael Waiver. A signed waiver from Rafael Advanced Defense Systems Ltd. with regard to a Right of First Refusal and approving the identity of Purchaser and waiver of tag-along rights by certain shareholders of the Company, both of which are attached hereto as Exhibit F.

7.7.14.	Anti-Trust Approval. Receipt of a written approval by the Israeli Anti-Trust Authority with respect to the purchase of the Purchased Shares by the Purchaser, to be attached hereto upon its execution as Exhibit Q.

7.7.15.	Other Third-Party Consents. Receipt of written consents, approvals, Orders, licenses, authorizations, notices, registrations, qualifications, designations, declarations or filings as specified in Schedule 4.5.2 and Schedule 4.5.3, to be attached hereto upon their execution as Exhibit R.

7.7.16.	Other Third-Party Consents between DSIT and Acorn. Receipt of written confirmation from the Company regarding the termination of the pledge agreement dated June 1, 2015, between the Company and Seller to be attached hereto upon their execution as Exhibit S.

7.7.17.	Shareholders Agreement Joinder and Amendment. A joinder to the shareholders agreement shall be executed between the Purchaser, the Company and the other shareholders of the Company, inter alia, amending the Shareholders Agreement in the form attached hereto as Exhibit T.

7.8.	Simultaneous Closing of Additional Share Purchase Agreements. Share purchase agreements shall have been executed between the Purchaser and Mr. Benny Sela and Mr. Yitshak Peery simultaneously with the execution of this Agreement, having the same Closing Date.

8.	Conditions to Closing of the Seller

The obligations of the Seller to sell and transfer the Purchased Shares at the Closing (and any other obligation and/or undertaking by the Seller hereunder) is subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Seller at its sole discretion:

8.1.	Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall have been true and correct when made, and shall be true and correct in all respects as of the Closing.

8.2.	Performance of Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by Purchaser prior to the Closing shall have been performed or complied with by Purchaser prior to or at the Closing.

8.3.	Payment. Purchaser shall have paid the Initial Purchase Price to the Seller’s bank account, details of which shall be given to Purchaser prior to the Closing.

8.4.	Documents. Seller shall have received the following documents, each of which shall be in full force and effect (“Documents of the Purchaser”):

8.4.1.	Share Transfer Deeds. Validly and duly executed share transfer deeds, in the form attached hereto as Exhibit K, between the Seller and Purchaser.

8.4.2.	Escrow Agreement. The Escrow Agreement executed by the Purchaser and the Escrow Agent, attached hereto as Exhibit O;

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8.4.3.	Confirmation of Credit to Obligations. A confirmation from the Company of a credit to its obligations to the Company in the amount of $1,600,000.

8.4.4.	Anti-Trust Approval. Receipt of a written approval by the Israeli Anti-Trust Authority with respect to the purchase of the Purchased Shares by the Purchaser, to be attached hereto upon its execution as Exhibit Q.

8.4.5.	Rafael Waiver. A signed waiver from Rafael Advanced Defense Systems Ltd. with regard to a Right of First Refusal and approving the identity of Purchaser, attached hereto as Exhibit F.

9.	Indemnification.

9.1.	Survival of Representations.

9.1.1.	Subject to Section 9.1.2 and Section 9.1.3, all representations, warranties, covenants and agreements of the Purchaser and the Seller contained herein or in any Transaction Agreements shall survive the execution and delivery of this Agreement or such Transaction Agreement and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Affiliates or Representatives or the Knowledge of any such party’s (or its Affiliates’) Representatives.

9.1.2.	The representations and warranties of the parties contained in Section 3, Section 4 and Section 5 of this Agreement shall survive the Closing through and including 18 months following the Closing Date, other than:

(A) (i) claims for a Fraud Event, which shall survive the Closing Date indefinitely, or (ii) the representations and warranties set forth in Section 3 (Organization, Corporate Power and Qualification), Section 4.3 (Capitalization), Section 4.4 (Authorization; Binding Agreement), Section 4.5 (Consents and Filings; Non Contravention) and Section 4.19 (Tax Returns and Payments) (jointly, the “Company Fundamental Representations”) and Section 3.1 (Organization, Corporate Power and Qualification), Section 3.2 (Authorization; Binding Agreement), Section 3.3 (Consents and Filings; Non Contravention), and Section 3.4 (Title and Ownership) and Section 3.5 (Litigation) (jointly, the “Seller Fundamental Representations”), (the Company Fundamental Representations and the Seller Fundamental Representations – collectively, the “Fundamental Representations”); all of which shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations (including all periods of extension and revisiting whether automatic or permissive) with respect to any theretofore unasserted claims arising out of or otherwise in respect thereof; and

(B) the representations and warranties set forth in Section 0 (Regulatory Matters, Trade Compliance and Encryption), Section 4.9 (Intellectual Property) and Section 4.13 (Warranty Obligations), which shall survive the Closing through and until [48] months following the Closing Date with respect to any theretofore unasserted claims arising out of or otherwise in respect thereof.

(each such period specified in clauses (A) (i) and (ii) and (B), as the case may, be shall be referred to as the “Survival Period”); provided, however, that the representations and warranties as to which notice to the Seller is delivered in accordance with this Section 9 on or prior to the termination of the applicable Survival Period shall continue to survive until such matter is finally resolved. The Parties agree that this Section shall constitute a separate agreement for the requirements of Section 19 of the Israeli Limitation Law, 1958.

9.1.3.	Notwithstanding anything to the contrary contained herein, no limitation set forth herein shall apply in the case of claims involving fraud or intentional misrepresentation or Willful Breach (collectively, “Fraud Events”), whether by the Seller or any of its officers, directors, managers, employees, consultants, agents, representatives or shareholders.

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9.2.	Indemnification by the Seller. The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise out of:

9.2.1.	any inaccuracy in or breach of any representation or warranty made by the Seller in Section 3 or Section 4 above (without giving effect to any materiality, qualifications relating to adversely affecting in any material respect the Company’s business, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, except that materiality modifiers that are intended to distinguish the relative importance of one item from a group of items shall not be deemed a materiality qualification for purposes of this Section 9.2.1);

9.2.2.	any inaccuracy in or breach of any representation or warranty made by the Seller in any other Transaction Agreement to which Seller is party;

9.2.3.	any breach of any covenant or obligation of the Seller in this Agreement, including a breach of the Non-Competition and Non-Solicitation covenants included herein.

9.3.	Indemnification Liability Cap. Other than in relation to Fraud Events, the maximum aggregate Damages payable by the Seller under this Section 9 shall not exceed 100% of the sum of the Initial Purchase Price paid to the Seller, plus any amounts paid into the Escrow Fund as Additional Purchase Price (if any), or paid thereafter by the Escrow Agent to the Seller in accordance with the terms of this Agreement and the Escrow Agreement (if any).

9.4.	Special Indemnification. Regardless of the disclosure of any matter set forth in the Disclosure Letter, the Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for any liability for Taxes imposed on the Company or its subsidiaries with respect to the period prior to the Closing Date, which exceeds the aggregate reserves and provisions in the Financial Statements of the Company or its subsidiaries.

9.5.	No Contribution. The Seller waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or its subsidiaries in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or the transactions contemplated by this Agreement.

9.6.	Purchaser’s Knowledge. Purchaser’s right to indemnification in accordance with this Section 9 shall not be affected by any knowledge acquired at any time by Purchaser, whether before or after the execution of this Agreement or the Closing, including by a due diligence examination.

9.7.	Basket. Except in connection with (i) a Fraud Event and (ii) inaccuracies in or breaches of any of the Fundamental Representations, the Sellers shall not be liable for any Damages arising under this Section 9 until the aggregate amount of Damages exceeds USD 150,000 (one hundred fifty thousand United States dollars) (the “Basket”); provided, however, that if such aggregate amount exceeds the Basket, then the Indemnitees shall be entitled to indemnification for all such Damages, disregarding the Basket.

9.8.	Defense of Third Party Claims. In the event of the assertion or commencement by any Person other than Purchaser of any claim, Proceeding or the imposition of any penalty or assessment (whether against the Company, its subsidiaries, the Purchaser, or any other Person) with respect to which the Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9 (a “Third Party Claim”), the Purchaser shall give the Seller prompt written notice of the commencement of any such Third Party Claim.] The Seller shall have the right, at its election and its expense, to assume and control the defense and settlement of such Third party Claim, provided that it notifies the Purchaser of its decision to do so within 10 (ten) Business Days upon its receipt of written notice from the Purchaser of such Third Party Claim, and for such purpose will be provided from time to time with such powers of attorney and other documents as required for the conduct of such defense by the Seller and its legal counsels subject to the Seller entering into a confidentiality agreement with respect to such information containing customary confidentiality obligations and use restrictions; provided, however, that the Seller may not elect to assume or control the defense, appeal or settlement of any Third Party Claim unless: (a) the sole remedy sought by the plaintiff in such Third Party Claim is monetary damages, (b) the Seller acknowledges and agrees in writing that any Damages relating to such Third Party Claim constitute Damages under this Section 9, and (c) such Third Party Claim, if adversely determined, would not otherwise be reasonably expected to Materially Adversely Affect the Purchaser or any of its Affiliates or Representatives. Notwithstanding the Seller’s election to assume the defense, appeal or settlement of a Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the defense or investigation of such Third Party Claim at its own cost and expense. The Seller and the Purchaser shall reasonably cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto, subject to the parties entering into a confidentiality agreement with respect to such information containing customary confidentiality obligations and use restrictions. If the Seller is not entitled, or does not timely elect, to assume and control the defense, appeal or settlement of a Third Party Claim:

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9.8.1.	subject to the other provisions of Section 9, all reasonable expenses relating to the defense of such Third Party Claim (and all amounts due pursuant to any settlement, adjustment or compromise of such Third Party Claim) shall be borne and paid exclusively by the Seller;

9.8.2.	the Seller shall make available to the Purchaser any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

9.8.3.	the Purchaser, or the relevant Indemnitee or the relevant Affiliate thereof (as the case may be) shall control the conduct of the Third Party Claim but shall not have the right to settle, adjust or compromise such Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed).

9.8.4.	For the avoidance of doubt, failure on the part of the Purchaser to notify the Seller of any Third Party Claim subject to this Section 9.8, shall not limit any of the obligations of the Seller under Section 9 (except to the extent such failure materially prejudices the defense of such Third Party Claim by the Seller).

9.8.5.	The Seller may not settle, adjust or compromise any Third Party Claim regarding which it assumes the defense, appeal or settlement without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed). If an Indemnitee requests that the Seller, or the Seller requests the Purchaser or any Indemnitee, to consent to a settlement, adjustment or compromise of any Third Party Claim in which the requested party or any Affiliate thereof conducts the defense, appeal or settlement, the requested party shall not unreasonably withhold or delay such consent. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with all Third Party Claims.

9.9.	Procedure.

9.9.1.	Method of Asserting Claims. All claims for indemnification by an Indemnitee pursuant to this Section 9 shall be made in accordance with the provisions of this Section 9.9.

9.9.2.	Notice of Claim. If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 9 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby, such Indemnitee may deliver a written claim notice (a “Claim Notice”) to the Seller. Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under this Section 9 or is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate being referred to as the “Claimed Amount”). The Claim Notice shall include all available supporting documentation.

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9.9.3.	Escrow Fund. Notwithstanding the foregoing, if an Indemnitee seeks indemnification for Damages (or any other amount due to Purchaser) pursuant to this Agreement prior to the termination of the Escrow Agreement, the Indemnitee shall first, to the extent the Escrow Fund is sufficient to recover such Damages, recover such Damages from the Escrow Fund in accordance with the terms of the Escrow Agreement. Such portion of the Escrow Fund at the conclusion of the Escrow Period as may be necessary to satisfy any unresolved or unsatisfied claims for Damages specified in any Claim Notice delivered to the Seller and the Escrow Agent prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims for Damages have been resolved or satisfied. The remainder of the Escrow Fund, if any, shall be released and paid to the Seller promptly after the expiration of the Escrow Period.

9.9.4.	Dispute Procedure. During the ten (10) Business Day period commencing upon receipt by the Seller of a Claim Notice (the “Dispute Period”), the Seller may deliver to the Indemnitee a written response (the “Response Notice”) in which the Seller: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Seller’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Indemnitee’s Claim Notice being referred to as the “Contested Amount”.

9.9.5.	Payment of Claimed Amounts. If the Seller in the Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, the Seller shall within three (3) Business Days following the receipt of such Response Notice, transmit to the Purchaser the Claimed Amount by wire transfer of immediately available funds to an account designated by the Purchaser.

9.9.6.	Resolution between the Parties. If any Response Notice indicates that there is a Contested Amount, the Seller and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Seller and the Indemnitee resolve such dispute, such resolution shall be binding on the Seller and such Indemnitee and a settlement agreement stipulating the amount owed to such Indemnitee (the “Stipulated Amount”) shall be signed by such Indemnitee and the Seller. Unless the Indemnitee shall fully recover such Stipulated Amount from the Escrow Fund, the Seller shall within three (3) Business Days of execution of such settlement agreement, transmit to the Purchaser the Stipulated Amount (or the remainder thereof after recovery from the Escrow Fund) by wire transfer of immediately available funds to an account designated by Purchaser. If the Seller and the Indemnitee fail to enter into a settlement agreement within 30 (thirty) days of receipt of the Response Notice, or if no Response Notice is received by the Indemnitee from the Seller prior to the expiration of the Dispute Period, then the Indemnitee shall be entitled to pursue any remedies available to Purchaser in accordance with applicable law, and inter alia, to commence a suit to resolve such contest in accordance with Section 11.4 hereto, within 30 (thirty) days from the lapse of such period.

9.10.	Exclusive Remedy. From and after the Closing, except with respect to claims seeking specific performance or other equitable relief with respect to covenants to be performed after the Closing or pursuant to any other Transaction Agreement, indemnification under this Section 9 shall be the sole post-Closing remedy available to the Purchaser and other Indemnitees (and their respective successors and assigns) in respect of any Damages incurred by the Indemnitees with respect to or in connection with this Agreement; provided, however, nothing contained in this Agreement shall preclude an action for fraud or seeking any remedies to the extent expressly set forth in the other Transaction Agreements for claims that may arise thereunder (and for clarity, the Parties’ rights and obligations with respect to such remedies shall be subject to the terms set forth therein).

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9.11.	Insurance, Etc. The Seller’s liability for its indemnification obligations hereunder shall be reduced, if and to the extent relevant, by: (A) insurance proceeds, if any, actually received by the Indemnitees with respect thereto; and (B) the proceeds and/or indemnification actually received by the indemnitees from any third party with respect thereto, provided, however, that no Indemnitee shall be obligated to pursue any such insurance proceeds or other recovery.

10.	Termination

10.1.	Termination. This Agreement may be terminated in accordance with applicable law. Without derogating from the foregoing:

10.1.1.	this Agreement may be terminated by the Seller or Purchaser, if the Closing has not occurred by March 29, 2018, unless the reason that the Closing has not occurred shall be the failure of the Party seeking to terminate this Agreement to fulfill its obligations hereunder or the breach or inaccuracy of any representation or warranty by such Party hereunder.

10.1.2.	if any Party shall breach any of its respective representations, warranties or obligations contained in this Agreement, where the effect of such event, circumstance or breach would be to cause the conditions to the obligation to consummate the Closing of the terminating party not to be capable of being satisfied, the non-breaching Party shall provide notice to the breaching Party specifying the breach and, if such breach is capable of cure within a period of fourteen (14) days, giving to the breaching Party thirty (30) days to cure such breach, it being understood that in the event the breach is timely cured, the non-breaching Parties shall not have the right to terminate this Agreement.

10.2.	Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 10, this Agreement shall forthwith become void and have no effect (except for this Section 10.2 and Sections 11.4 (Governing Law); 11.7 (Notices); 11.8 (Fees and Expenses) and Section 11.15 (Publicity) which shall all survive such termination) and there shall be no liability or obligation in respect of this Agreement (except with respect to a breach of those provisions that survive such termination) on the part of any of Parties, except that: (i) if such termination is due to the intentional misrepresentation, criminal acts, Willful Breach or fraud of a Party, such Party shall be fully liable to the other Parties hereto for all costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred in good faith by such other Parties in connection with this Agreement and the transactions contemplated hereby and for all Damages sustained or incurred by such other Parties as a result thereof; and (ii) if such termination is due to the inaccuracy or breach of any representation or warranty, or any breach of any covenant or agreement herein, by any Party, in each case other than as provided in clause “(i)”, such Party shall be fully liable to the other Parties hereto for all costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred in good faith by such other Parties in connection with this Agreement and the transactions contemplated hereby. In the event of a termination hereunder without Closing, to the extent possible, and upon request of the other Party, each Party hereto shall return promptly to the other Parties hereto or destroy (and certify such destruction to the other Parties in writing) all documents, work papers, and other material of the other Parties furnished or made available to such Party or its Representatives, and all copies thereof, and agrees that all information received by it or its Representatives shall be held in confidence and no information received by it or its Representatives shall be revealed by it or its Representatives to any third party or used for the advantage of such Party or any other Person.

11.	Miscellaneous.

11.1.	Participation in Salaries and Costs: Seller undertakes, in agreement with Company the following payment arrangements, which are acknowledged by the Purchaser, but are not in any manner undertakings or liabilities of Purchaser:

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11.1.1.	Mr. Michael Barth.

11.1.1.1.	that between the date hereof and April 30, 2018, Seller shall pay the Company not less than 50% of the salary of the Company’s CFO, Mr. Michael Barth;

11.1.1.2.	that between May 1, 2018 and July 30, 2018, Seller shall pay the Company not less than 10% of the salary of the Company’s CFO, Mr. Michael Barth;

11.1.1.3.	thereafter Seller is not expected to participate in the payment of Mr. Barth’s salary;

For avoidance of doubt, the above-mentioned payment is in addition to any compensation arrangements that may be in place between the Seller and Mr. Barth due to Mr. Barth’s concurrent position as Seller’s CFO.

11.1.2.	Ms. Polina Ravzin. that from the date hereof and thereafter, Seller is not expected to participate in payment of the salary of Ms. Polina Ravzin.

11.1.3.	Databit. that the agreement with Databit will expire on February 28, 2018 and will not be renewed.

11.2.	Facilitating the Closing. The Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

11.3.	Further Assurances. Each of the Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

11.4.	Governing Law; Jurisdiction. This Agreement shall be governed exclusively by and construed solely according to the internal laws of the State of Israel, without regard or giving effect to the conflict of laws or choice of law provisions thereof or of any other jurisdiction. Each of the Parties hereby expressly and irrevocably submits to the exclusive jurisdiction of the appropriate court in Tel-Aviv, Israel, and agrees (i) that the courts of Tel Aviv, Israel shall be deemed to be a convenient forum; and (ii) not to assert (by way of motion, as a defense or otherwise), in any Proceeding commenced in the courts of Tel Aviv, Israel, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.5.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assignees, heirs, executors, and administrators of the Parties. Each of the Company and the Shareholders shall not sell, assign, transfer or otherwise convey any of its rights or duties under the Transaction Agreements.

11.6.	Entire Agreement. This Agreement and the Schedules and Exhibits hereto, as well as the terms and conditions of the confidentiality obligation of the Parties dated May 8, 2017: (i) constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof; (ii) supersede and preempt all prior understandings, agreements, undertakings and representations by or between the Parties, written or oral, with respect to the subject matter hereof and thereof; and (iii) no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

11.7.	Notices. All notices, requests and other communications required or permitted hereunder to be given to a Party shall be in writing and shall be delivered by courier or other means of personal service, or sent by facsimile or email or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to such Party’s address as set forth below or at such other address as a Party shall have furnished to the other Party in writing in accordance with this provision:

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if to the Seller:	Acorn Energy, Inc. Email: jloeb@acornenergy.com Attention: Jan Loeb, CEO

with a copy to (which shall not constitute notice):	Eilenberg & Krause LLP 11 East 44th Street, 19th Floor New York, New York 10017 Email: sk@eklawllp.com Attention: Sheldon Krause, Esq.

If to Purchaser:	Danbel Holdings Ltd. P.O.B 246 Be’er Yaakov 7030000, Israel Tel: +972-8-9198822 Fax: +972-8-9282882 E-mail: Dany.Sides@sides.co.il; Gal.Sides@sides.co.il Attention: Dany Sides, Gal Sides

And:	M.N. Wasserman Ltd. 8 Mota Gur St., Tel-Aviv 6969408, Israel Tel: +972-3-7440388 Fax: +972-3-7440389 E-mail: mani@mnwasserman.com; nurit@numlighting.com Attention: Mani Wasserman; Nurit Wasserman with a copy to (which shall not constitute notice):

Gornitzky & Co. Advocates and Notaries. 45 Rothschild Blvd., Tel-Aviv Israel

Fax Number: +972-3-5606555

E-mail:raz@gornitzky.com; aviadr@gornitzky.com;

Attention: Eyal Raz, Adv.; Aviad

Rabinowitz, Adv.

Any notice sent in accordance with this Section 11.7 shall be effective: (i) if mailed, seven (7) Business Days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile or email, one (1) Business Day following transmission and telephone or email confirmation of receipt. However, if any communication would otherwise become effective on a non-Business Day or after 6 p.m. on a Business Day, it shall instead become effective at 9 a.m. on the next Business Day.

11.8.	Fees and Expenses. Each of the Parties hereto shall pay its own expenses in connection with the transaction contemplated hereunder. Except as otherwise provided herein, in the event of any legal action between the Parties of any of the Transaction Agreements for breach the prevailing party shall be entitled to reimbursement for its reasonable legal fees and expenses actually incurred (as evidenced by duly issued invoices) in connection with such action.

11.9.	Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Parties.

11.10.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any of the Parties upon any breach or default by the other Party or Parties under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

11.11.	Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative) and shall not preclude the assertion by the Parties of any other rights or the seeking of any other remedies against the other Parties, or their respective successors or assigns.

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11.12.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the validity, legality and enforceability of the remainder of this Agreement and the remaining provisions shall not in any way be affected or impaired thereby (unless the exclusion of such provision materially undermines the purpose and intent of the Parties, in which case this Agreement shall be null and void); provided, however, that in such event, this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.13.	No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any person or entity, other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

11.14.	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.15.	Confidentiality. The terms of the Transaction Agreements are confidential, and none of their provisions or terms may be disclosed to any Person who is not a Representative of the Seller or Purchaser, all pursuant and subject to the terms and conditions of the confidentiality obligation dated May 8, 2017.

11.16.	Publicity. None of the Parties hereto (other than Purchaser) shall issue any press release or undertake any publicity concerning the existence or any of the terms or provisions of this Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of the other Parties; except to the extent required pursuant to applicable law, including any securities exchange regulations. Purchaser acknowledges that Seller has SEC reporting obligations including the obligation file an 8-K regarding the transaction. Seller will endeavor to provide Purchaser with copies of all required disclosure as early as practicable,

11.17.	Purchaser Joint and Several Liability. For the avoidance of doubt, the representations, warranties, covenants, agreements and obligations of the Purchaser under this Agreement and/or the Transaction Agreements shall be joint and several among each of the entities comprising the Purchaser.

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IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

The Seller:

Acorn Energy, Inc.

By:
Jan Loeb, CEO
Date: January 18, 2017

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The Purchaser:

Danbel Holdings Ltd.

By:
Name/Title:
Date: January 18, 2017

M.N. Wasserman Ltd.

By:
Name/Title:
Date: January 18, 2017

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